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                                                                    Exhibit 12.1


HAIGHTS CROSS COMMUNICATIONS - HOLDING COMPANY
RATIO OF EARNINGS TO FIXED CHARGES
(DOLLARS IN THOUSANDS)


                                                        FOR THE YEAR ENDED DECEMBER 31,                    SIX MONTHS ENDED JUNE 30,
                                                --------------------------------------------------------   ------------------------
                                                  1998        1999        2000        2001        2002          2002       2003
                                                --------    --------    --------    --------    --------      --------   --------

INCOME BEFORE PROVISION FOR INCOME TAXES,
DISCONTINUED OPERATIONS AND CUMULATIVE
EFFECT OF ACCOUNTING CHANGE                     $ (5,325)   $ (5,193)   $ (8,200)   $ (5,249)   $ 19,091      $ 10,356   $  6,990

FIXED CHARGES:
Interest expense                                   3,215       7,244      22,273      20,024      17,914         9,033      8,770
Amortization of deferred financing costs             142         178       1,069       1,200       1,560           872        976
Preferred Stock dividends & accretion              1,421       2,266      12,869      14,389      16,781         8,084      9,320
Interest portion of rent expense (a)                 185         258         449         596         506           246        285
                                                --------    --------    --------    --------    --------      --------   --------

TOTAL FIXED CHARGES                                4,963       9,946      36,660      36,209      36,761        18,235     19,351
                                                --------    --------    --------    --------    --------      --------   --------

INCOME BEFORE PROVISION FOR INCOME TAXES,
DISCONTINUED OPERATIONS, CUMULATIVE
EFFECT OF ACCOUNTING CHANGE AND FIXED CHARGES       (362)      4,753      28,460      30,960      55,852        28,591     26,341

RATIO OF EARNINGS TO FIXED CHARGES                      (b)         (b)         (b)         (b)      1.5x          1.6x       1.4x

RATIO COVERAGE DEFICIENCY                       $ (5,325)   $ (5,193)   $ (8,200)   $ (5,249)   $     --      $     --   $     --

(a) Includes approximately 21% of rent expense for each period presented as deemed by management to be the interest component of such rentals.

(b) Due to the loss from operations for the year ended December 31, 1998, 1999, 2000 and 2001, there were insufficient earnings of $5.3 million, $5.2 million, $8.2 million, and $5.3 million, respectively, to cover fixed charges.